Avnet, Inc. 2211 South 47 Street Phoenix, AZ 85034

PRESS RELEASE

August 15, 2001

Avnet Reports Fourth Quarter and Fiscal Year 2001 Results

Phoenix, Arizona —Avnet, Inc. (NYSE:AVT) reported results today for its fourth quarter and fiscal year ended June 29, 200 1. The reported results include the results of Kent Electronics which Avnet acquired on June 8, 2001 and which has been accounted for as a “Pooling-of-Interests”. As required by generally accepted accounting principles, all financial statements have been restated to reflect the combined results of Avnet and Kent.

Net income from continuing operations for the fourth quarter of fiscal year 2001, excluding the special charge described below, was $5.7 million, or $0.05 per share on a diluted basis, as compared with $72.5 million, or $0.62 per share on a diluted basis, in last year’s fourth quarter. Sales for the fourth quarter of fiscal year 2001 were $2.54 billion as compared with $2.95 billion in the fourth quarter of last year. Including the special charge, Avnet reported a net loss from continuing operations for the fourth quarter of fiscal year 2001 of $231.0 million, or $1.96 per share on a diluted basis.

For fiscal year 2001, sales were a record $12.8 billion, up 29% as compared with the prior year’s sales of $9.9 billion. Net income from continuing operations, excluding special charges which affected both fiscal years 2001 and 2000, was $236.8 million, or $1.99 per share on a diluted basis, in fiscal year 2001 as compared with $193.0 million, or $1.77 per share on a diluted basis, in fiscal year 2000. Including the special charges described below, net income from continuing operations for fiscal year 2001 was $97 thousand as compared with $162.6 million in fiscal year 2000.

As previously estimated and indicated, Avnet recorded a special charge in the fourth quarter of fiscal year 2001 in connection with the acquisition and integration of Kent Electronics and for costs related to actions taken in response to current business conditions and other restructuring activity. The actual amount of the charge was $327.5 million pre-tax ($80.6 million included in cost of sales and $246.9 million included in operating expenses) and $236.7 million after-tax, or $2.01 per share on a diluted basis for the fourth quarter ($1.99 for the year). A significant portion of the charge resulted from the acquisition of Kent which has been accounted for using the “Pooling-of-Interests” method. Under this method, items that normally would have been reflected as goodwill if the “Purchase” method of accounting had been used were reported in Avnet’s income statement. These include costs incurred in completing the acquisition, as well as adjustments to the assets acquired and liabilities assumed. In addition, the charge recorded in the fourth quarter of fiscal year 2001 included integration and restructuring costs consisting of severance, inventory reserves related to termination of non-strategic product lines and other valuation adjustments including those for special inventory purchases to meet customer requirements which are in excess of what is anticipated to be sold or returned, write-downs associated with the disposal of fixed assets, lease terminations, adjustments to the book value of investments in certain non-consolidated entities, and other items.

Contact: John Hovis, SVP Investor Relations or Raymond Sadowski, SVP & CFO * Telephone (480) 643-7291 * Fax (480) 643-7370
Internet: http://www.avnet.com * e-mail: john.hovis@avnet.com

As previously reported, the results for fiscal 2000 include $49.0 million pre-tax ($37.2 million included in operating expenses and $11.8 million included in cost of sales) and $30.4 million after-tax, or $0.29 per share on a diluted basis, of incremental special charges related primarily to the integrations of Marshall Industries, SEI Eurotronics and the Macro Group.

Roy Vallee, Avnet’s Chairman and CEO, stated, “Although the results for the quarter in absolute terms are very disappointing, I am pleased with the way our team is responding to this extremely difficult environment. Sales finished essentially as expected but we managed to slightly improve our gross margins and get more costs and working capital out of the business than anticipated as we aggressively addressed the issues we can influence.” Mr. Vallee commented that, “Business conditions over the last six to eight months have been deteriorating faster than I have experienced in my 30 years in this industry. Fortunately, Avnet has the scale and scope to weather this downturn and, in fact, we are taking advantage of the situation by examining every strategy, activity and cost in our business to ensure that we are better positioned than ever to deliver higher earnings growth and return on capital when the market recovers.” Mr. Vallee further stated, “We continue to drive working capital reductions and as a result reduced our net debt position by approximately $287 million during the quarter and $556 million since the end of December 2000 before taking into account the impact of our new accounts receivable securitization program and net cash used for acquisitions and dispositions.”

Mr. Vallee addressed the one-time charge by stating, “The charge we recorded in the fourth quarter was higher than first anticipated for two major reasons. First, we have re-evaluated our investments in certain Internet-related businesses as a result of a worsening environment and have decided that a higher adjustment to the book value of those investments is appropriate. The other primary reason for the higher charge is due to deeper cost cutting in response to worsening business conditions.”

Avnet also gave notice that it would look to more effectively deploy its cash to fuel future earnings growth and deliver increased shareholder value by discontinuing the payment of its cash dividend effective after its anticipated dividend payment on January 2, 2002.

Mr. Vallee added, “Looking at every cost and use of capital in our business to ensure we are better positioned to deliver higher shareholder value going forward, we have decided that it is in the best interest of our shareholders to discontinue the use of capital to pay cash dividends. We can more effectively deliver higher returns by investing that capital in our business.”

Mr. Vallee concluded by commenting on the outlook for the remainder of the calendar year. “We are currently estimating sales in the September quarter to decline by about 5% to 10% as compared with the June quarter, with gross margins under pressure. That should be largely offset by expense reductions as we benefit from our cost-cutting and working capital reduction initiatives, resulting in net income around break-even for the September quarter. There is growing evidence that excess inventories are drying up and, in addition, end demand in the December quarter should be benefited by seasonal factors. As a result, taking into account Avnet’s lower cost base, I am optimistic that sequential earnings growth will resume in the December quarter.”

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include statements addressing future financial and operating results of Avnet.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure to obtain and retain expected synergies from newly acquired businesses; and other economic, business, competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2000 and the most recent quarterly report on Form 10-Q. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company with annual sales exceeding $12.8 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING SPECIAL ITEMS (1)

	FOURTH QUARTERS ENDED

	JUNE 29,	JUNE 30,
	2001 (1)	2000	% CHANGE

Sales	$2,537.8	$2,949.8	(14%)

Income (loss) from continuing operations before income taxes	(315.6)	124.8	—

Net income (loss) from continuing operations	(231.0)	72.5	—

Earnings (loss) per share from continuing operations:

Basic	($1.96)	$0.64	—

Diluted	($1.96)	$0.62	—

EXCLUDING SPECIAL ITEMS

	FOURTH QUARTERS ENDED

	JUNE 29,	JUNE 30,
	2001	2000	% CHANGE

Sales	$2,537.8	$2,949.8	(14%)

Income from continuing operations before income taxes	11.9	124.8	(90%)

Net income from continuing operations	5.7	72.5	(92%)

Earnings per share from continuing operations:

Basic	$0.05	$0.64	(92%)

Diluted	$0.05	$0.62	(92%)

(1)	Fiscal 2001 fourth quarter results shown above include the impact of incremental special charges related to the acquisition and integration of Kent Electronics, which was accounted for as a “Pooling-of-Interests”, and other integration, restructuring and cost cutting initiatives taken in response to current business conditions. The special charges amounted to $327.5 million pre-tax ($80.6 million included in cost of sales and $246.9 million included in operating expenses) and $236.7 million after-tax, or $2.01 per share on a diluted basis for the fourth quarter ($1.99 for the year).

The above earnings are from continuing operations only. Information on discontinued operations can be found on the attached statement of income.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING SPECIAL ITEMS (1) (2)

	FISCAL YEARS ENDED

	JUNE 29,	JUNE 30,
	2001 (1)	2000 (2)	% CHANGE

Sales	$12,814.0	$9,915.0	29%

Income from continuing operations before income taxes	87.3	283.6	(69%)

Net income from continuing operations	0.1	162.6	(100%)

Earnings per share from continuing operations:

Basic	—	$1.52	(100%)

Diluted	—	$1.50	(100%)

EXCLUDING SPECIAL ITEMS

	FISCAL YEARS ENDED

	JUNE 29,	JUNE 30,
	2001	2000	% CHANGE

Sales	$12,814.0	$9,915.0	29%

Income from continuing operations before income taxes	414.7	332.6	25%

Net income from continuing operations	236.8	193.0	23%

Earnings per share from continuing operations:

Basic	$2.02	$1.81	12%

Diluted	$1.99	$1.77	12%

(1)	Fiscal 2001 results shown above include the impact of incremental special charges related to the acquisition and integration of Kent Electronics, which was accounted for as a “Pooling-of-Interests”, and other integration, restructuring and cost cutting initiatives taken in response to current business conditions.The special charges amounted to $327.5 million pre-tax ($80.6 million included in cost of sales and $246.9 million included in operating expenses) and $236.7 million after-tax, or $1.99 per share on a diluted basis for the year ($2.01 for the fourth quarter).

(2)	Fiscal 2000 results shown above include special charges as described in footnote number 2 on the attached statement of income.

     The above earnings are from continuing operations only. Information on discontinued operations can be found on the attached statement of income.

AVNET, INC.
CONSOLIDATED STATEMENTS OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)

INCLUDING SPECIAL ITEMS (1) (2)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED

	JUNE 29,	JUNE 30,	JUNE 29,	JUNE 30,
	2001 (1)	2000	2001 (1)	2000 (2)

Sales	$2,537,755	$2,949,777	$12,814,010	$9,915,042

Cost of sales	2,225,323	2,508,723	10,948,484	8,470,257

Gross profit	312,432	441,054	1,865,526	1,444,785

Operating expenses	590,058	286,506	1,611,874	1,076,793

Operating income (loss)	(277,626)	154,548	253,652	367,992

Other income, net	8,397	3,092	25,495	10,452

Interest expense	(46,328)	(32,842)	(191,895)	(94,798)

Income (loss) from continuing operations before income taxes	(315,557)	124,798	87,252	283,646

Income taxes	(84,521)	52,262	87,155	121,082

Net income (loss) from continuing operations	(231,036)	72,536	97	162,564

Income (loss) from discontinued operations, net of income taxes	(5,110)	1,451	15,305	828

Net income (loss)	($236,146)	$73,987	$15,402	$163,392

Earnings per share from continuing operations:

Basic	($1.96)	$0.64	—	$1.52

Diluted	($1.96)	$0.62	—	$1.50

Net earnings per share:

Basic	($2.01)	$0.66	$0.13	$1.53

Diluted	($2.01)	$0.63	$0.13	$1.51

Shares used to compute earnings per share:

Basic	117,697	112,834	117,263	106,627

Diluted	117,697	119,209	118,815	108,257

(1)	Fiscal 2001 fourth quarter and entire year results shown above include the impact of incremental special charges related to the acquisition and integration of Kent Electronics, which was accounted for as a “Pooling-of-Interests”, and other integration, restructuring and cost cutting initiatives taken in response to current business conditions. The special charges amounted to $327.5 million pre-tax ($80.6 million included in cost of sales and $246.9 million included in operating expenses) and $236.7 million after-tax. The impact on diluted earning per share was $2.01 for the fourth quarter and $1.99 for the year.

(2)	Fiscal 2000 results include special charges associated with (a) the integration of Marshall Industries, SEI Eurotronics and Macro into Electronics Marketing (“EM”), (b) the integration of JBA Computer Solutions into Computer Marketing North America (c) the reorganization of EM Asia, (d) the reorganization of EM’s European operations including costs related to the consolidation of EM’s European warehousing operations and (e) costs incurred in connection with certain litigation brought by the Company. The total special charges for fiscal 2000 amounted to $49.0 million pre-tax, ($37.2 million included in operating expenses and $11.8 million included in cost of sales), $30.4 million after-tax and $0.29 per share on a diluted basis.

AVNET, INC.
CONSOLIDATED STATEMENTS OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)

EXCLUDING SPECIAL ITEMS (1) (2)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED

	JUNE 29,	JUNE 30,	JUNE 29,	JUNE 30,
	2001 (1)	2000	2001 (1)	2000 (2)

Sales	$2,537,755	$2,949,777	$12,814,010	$9,915,042

Cost of sales	2,144,727	2,508,723	10,867,888	8,458,470

Gross profit	393,028	441,054	1,946,122	1,456,572

Operating expenses	343,169	286,506	1,364,985	1,039,615

Operating income	49,859	154,548	581,137	416,957

Other income, net	8,397	3,092	25,495	10,452

Interest expense	(46,328)	(32,842)	(191,895)	(94,798)

Income from continuing operations before income taxes	11,928	124,798	414,737	332,611

Income taxes	6,272	52,262	177,948	139,620

Net income from continuing operations	5,656	72,536	236,789	192,991

Income (loss) from discontinued operations, net of income taxes	(5,111)	1,451	15,305	828

Net income	$545	$73,987	$252,094	$193,819

Earnings per share from continuing operations:

Basic	$0.05	$0.64	$2.02	$1.81

Diluted	$0.05	$0.62	$1.99	$1.77

Net earnings per share:

Basic	—	$0.66	$2.15	$1.82

Diluted	—	$0.63	$2.12	$1.78

Shares used to compute earnings per share:

Basic	117,697	112,834	117,263	106,627

Diluted	117,697	119,209	118,815	108,257

(1)	Fiscal 2001 fourth quarter and entire year results shown above exclude the impact of incremental special charges related to the acquisition and integration of Kent Electronics, which was accounted for as a “Pooling-of-Interests”, and other integration, restructuring and cost cutting initiatives taken in response to current business conditions. The special charges amounted to $327.5 million pre-tax ($80.6 million included in cost of sales and $246.9 million included in operating expenses) and $236.7 million after-tax. The impact on diluted earning per share was $2.01 for the fourth quarter and $1.99 for the year.

(2)	Fiscal 2000 results exclude special charges associated with (a) the integration of Marshall Industries, SEI Eurotronics and Macro into Electronics Marketing (“EM”), (b) the integration of JBA Computer Solutions into Computer Marketing North America (c) the reorganization of EM Asia, (d) the reorganization of EM’s European operations including costs related to the consolidation of EM’s European warehousing operations and (e) costs incurred in connection with certain litigation brought by the Company. The total special charges for fiscal 2000 amounted to $49.0 million pre-tax, ($37.2 million included in operating expenses and $11.8 million included in cost of sales), $30.4 million after-tax and $0.29 per share on a diluted basis.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JUNE 29,	JUNE 30,
	2001	2000

Assets:

Current assets:

Cash and cash equivalents	$97,279	$268,244

Receivables, including retained interests in securitized accounts receivable, net (1)	1,629,566	1,899,988

Inventories	1,917,044	2,013,221

Net assets of discontinued operations	—	143,795

Other	103,600	80,550

Total current assets	3,747,489	4,405,798

Property, plant & equipment, net	417,159	345,659

Goodwill, net	1,404,863	959,995

Other assets	294,637	222,972

Total assets	5,864,148	5,934,424

Less liabilities:

Current liabilities:

Borrowings due within one year (2)	1,302,129	503,287

Accounts payable	853,196	1,185,292

Accrued expenses and other	414,740	348,532

Total current liabilities	2,570,065	2,037,111

Long-term debt, less due within one year (2)	919,493	1,650,610

Total liabilities	3,489,558	3,687,721

Shareholders’ equity	$2,374,590	$2,246,703

(1)	During the fourth quarter of 2001, the Company entered into an accounts receivable securitization program with a bank under which it sold an interest in certain trade accounts receivable. As of June 29, 2001, the Company sold $350 million of outstanding trade receivables.

(2)	Approximately $796.8 million relating to the Kent 4.5% Convertible Notes due 2004 (the “Notes”) and certain amounts outstanding under long-term bank facilities are being classified as “Borrowings due within one year” because subsequent to year-end the holders of the Notes exercised their “put” options by selling the Notes back to the Company and the Company intends to refinance its long-term bank facilities within the next few months.

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED

	JUNE 29,	JUNE 30,	JUNE 29,	JUNE 30,
SALES	2001	2000	2001	2000

Electronics Marketing	$1,553.9	$2,117.0	$8,286.6	$7,105.2

Computer Marketing	619.7	602.7	2,855.6	2,139.4

Avnet Applied Computing	364.2	230.1	1,671.8	670.4

Consolidated	$2,537.8	$2,949.8	$12,814.0	$9,915.0

OPERATING INCOME (LOSS)

Electronics Marketing	$41.5	$148.8	$532.4	$421.8

Computer Marketing	14.7	19.8	86.4	57.9

Avnet Applied Computing	17.0	8.4	63.9	20.5

Headquarters	(23.3)	(22.5)	(101.5)	(83.2)

Consolidated Before Special Items	49.9	154.5	581.2	417.0

Special Items	(327.5)	—	(327.5)	(49.0)

Consolidated	($277.6)	$154.5	$253.7	$368.0

The segment information above includes the allocation of Kent’s results to the Electronics Marketing, Computer Marketing and Headquarters segments based upon the methodology used by Kent in preparing its financial statements. Avnet is currently evaluating such allocation methodology and may upon review decide to use an alternative method to evaluate the performance of its segments. If such alternative methodology is adopted, the only impact will be a reclassification of operating expenses among the segments, the amounts of which are not expected to be material.